Exhibit (a)(1)(g)

FORMS OF CONFIRMATION E-MAILS

Form of Confirmation E-mail to Employees who Elect to Participate in the Offer to Amend Certain Options:

Microtune, Inc. has received your Election Form [dated         , 2007], by which you have elected to have some or all of the shares subject to the outstanding option grants that you have indicated be amended, subject to the terms and conditions of the Offer.

If you change your mind, you may withdraw your election as to some or all of your Eligible Options by completing and signing the Withdrawal Form which was previously provided to you, and sending it by fax to Justin M. Chapman, at fax number (972) 673-1602, by e-mail to justin.chapman@microtune.com, or by hand delivery to Justin M. Chapman at Microtune, Inc., 2201 10th Street, Plano, Texas 75074 before 5:00 p.m., Central Time, on March 13, 2007. Only Withdrawal Forms that are complete, signed and actually received by Justin M. Chapman by the deadline will be accepted. Withdrawal Forms submitted by United States mail (or other post) and Federal Express (or similar delivery service) are not permitted. If you have questions concerning the submission of your form, please direct them to Justin M. Chapman:

Microtune, Inc.

2201 10th Street, Plano, Texas 75074

Phone: (972) 673-1629

Please note that our receipt of your Election Form is not by itself an acceptance of your election to amend your Eligible Options. For purposes of the Offer, Microtune will be deemed to have accepted your election to amend stock options with respect to which proper elections have been made and not properly withdrawn as of the date when Microtune gives oral or written notice to the option holders generally of its acceptance of such elections, which notice may be made by press release, e-mail or other method of communication. Microtune’s formal acceptance is expected to take place shortly after the end of the offer period.

Form of Confirmation E-mail to Employees who Withdraw their Stock Options from the Offer to Amend Certain Options:

Microtune, Inc. has received your Withdrawal Form [dated         , 2007], by which you rejected Microtune’s offer to amend some or all of your eligible outstanding stock options. Any stock options you have not withdrawn will remain bound pursuant to your prior election form.

If you change your mind, you may once again elect to accept the Offer with respect to some or all of your Eligible Option grants by completing and signing a new Election Form and sending it by fax to Justin M. Chapman, at fax number (972) 673-1602, or by e-mail to justin.chapman@microtune.com, or by hand delivery to Justin M. Chapman at Microtune, Inc., 2201 10th Street, Plano, Texas 75074 before 5:00 p.m., Central Time, on March 13, 2007. If you have questions concerning the submission of your form, please direct them to Justin M. Chapman at:

Microtune, Inc.

2201 10th Street, Plano, Texas 75074

Phone: (972) 673-1629